Execution Version

EXHIBIT 4.1

FRANKLIN ELECTRIC CO., INC.

______________

NOTE PURCHASE AND PRIVATE SHELF AGREEMENT

______________

$150,000,000 Master Note Facility

$75,000,000 Floating Rate Series A Notes due May 27, 2025

Dated May 27, 2015

11DMSLIBRARY01:25127233.19

TABLE OF CONTENTS

SECTION 1.	AUTHORIZATION OF NOTES.

Section 1.1	Authorization of Series A Notes

Section 1.2	Authorization of Shelf Notes

Section 1.3	Interest Rate on Floating Rate Notes.

SECTION 2.	PURCHASE AND SALE OF SERIES A NOTES; UNCOMMITTED NOTE FACILITY.

Section 2.1	Purchase and Sale of Series A Notes

Section 2.2	Facility

Section 2.3	Issuance Period

Section 2.4	Periodic Spread Information

Section 2.5	Request for Purchase

Section 2.6	Spread Quotes

Section 2.7	Acceptance

Section 2.8	Market Disruption

SECTION 3.	CLOSINGS.

Section 3.1	Facility Closings

Section 3.2	Issuance Fee

SECTION 4.	CONDITIONS TO CLOSING.

Section 4.1	Representations and Warranties

Section 4.2	Performance; No Default

Section 4.3	Certificates; Corporate Documents.

Section 4.4	Opinions of Counsel

Section 4.5	Purchase Permitted By Applicable Law, Etc.

Section 4.6	Payment of Issuance Fee and Special Counsel Fees

Section 4.7	Private Placement Number

Section 4.8	Changes in Corporate Structure

Section 4.9	Funding Instructions

Section 4.10	Other Conditions

Section 4.11	Notice of Floating Interest Rate

Section 4.12	Proceedings

Section 4.13	Closing Documents

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

Section 5.1	Organization

Section 5.2	Power and Authority

Section 5.3	Financial Statements

Section 5.4	Actions Pending

Section 5.5	Outstanding Debt

Section 5.6	Title to Properties

Section 5.7	Taxes

Section 5.8	Conflicting Agreements and Other Matters

Section 5.9	Offering of Notes

Section 5.10	Use of Proceeds

Section 5.11	Compliance with ERISA

Section 5.12	Governmental Consent

Section 5.13	Compliance with Laws

Section 5.14	Hostile Tender Offer

Section 5.15	Disclosure

Section 5.16	Investment Company Status; Holding Company Status

Section 5.17	Foreign Assets Control Regulations, Etc.

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS.

Section 6.1	Purchase for Investment

Section 6.2	Source of Funds

SECTION 7.	INFORMATION AS TO COMPANY.,

Section 7.1	Financial Information

Section 7.2	Compliance Certificate

Section 7.3	Notice of Default

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES.

Section 8.1	Required Prepayments; Maturity

Section 8.2	Optional Prepayments.

Section 8.3	Allocation of Partial Prepayments

Section 8.4	Maturity; Surrender, Etc.

Section 8.5	Purchase of Notes

Section 8.6	Make-Whole Amount.

Section 8.7	Change in Control.

- ii -

SECTION 9.	AFFIRMATIVE COVENANTS.

Section 9.1	Inspection of Property

Section 9.2	Covenant to Secure Notes Equally

Section 9.3	Maintenance of Insurance

Section 9.4	Compliance with Laws

Section 9.5	Most Favored Lender Status

Section 9.6	Leverage Fee

Section 9.7	Pari Passu Status

Section 9.8	Subsidiary Guarantors

SECTION 10.	NEGATIVE COVENANTS.

Section 10.1	Lien Restrictions

Section 10.2	Debt Restriction

Section 10.3	Loans, Advances and Investments

Section 10.4	Disposition of Certain Assets

Section 10.5	Sale of Stock and Debt of Subsidiaries

Section 10.6	Merger and Consolidation

Section 10.7	Sale or Discount of Receivables

Section 10.8	Restricted Transactions

Section 10.9	Interest Coverage Ratio

Section 10.10	Debt to EBITDA Ratio

Section 10.11	Subsidiary Restrictions

Section 10.12	Restricted Payments

Section 10.13	Terrorism Sanctions Regulations

SECTION 11.	EVENTS OF DEFAULT.

SECTION 12.	REMEDIES ON DEFAULT, ETC.

Section 12.1	Acceleration

Section 12.2	Other Remedies

Section 12.3	Rescission

Section 12.4	No Waivers or Election of Remedies, Expenses, Etc.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 13.1	Registration of Notes

Section 13.2	Transfer and Exchange of Notes

Section 13.3	Replacement of Notes

- iii -

SECTION 14.	PAYMENTS ON NOTES.

Section 14.1	Place of Payment

Section 14.2	Home Office Payment

SECTION 15.	EXPENSES, ETC.

Section 15.1	Transaction Expenses

Section 15.2	Survival

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

SECTION 17.	AMENDMENT AND WAIVER.

Section 17.1	Requirements

Section 17.2	Solicitation of Holders of Notes.

Section 17.3	Binding Effect, etc.

Section 17.4	Notes Held by Company, etc.

SECTION 18.	NOTICES.

SECTION 19.	REPRODUCTION OF DOCUMENTS.

SECTION 20.	CONFIDENTIAL INFORMATION.

SECTION 21.	SUBSTITUTION OF PURCHASER.

SECTION 22.	MISCELLANEOUS.

Section 22.1	Successors and Assigns

Section 22.2	Payments Due on Non-Business Days

Section 22.3	Accounting Terms

Section 22.4	Severability

Section 22.5	Construction, etc.

Section 22.6	Counterparts

Section 22.7	Governing Law

Section 22.8	Jurisdiction and Process; Waiver of Jury Trial

Section 22.9	Transaction References

- iv -

SCHEDULE A    —    DEFINED TERMS

SCHEDULE B    —    PURCHASER SCHEDULES

SCHEDULE 5.8    —    CONFLICTING AGREEMENTS AND OTHER MATTERS

SCHEDULE 10.1     —    LIEN RESTRICTIONS

EXHIBIT A-1     —    FORM OF SERIES A NOTE

EXHIBIT A-2     —    FORM OF SHELF NOTE (FIXED RATE)

EXHIBIT A-3     —    FORM OF SHELF NOTE (FLOATING RATE)

EXHIBIT B     —    FORM OF REQUEST FOR PURCHASE

EXHIBIT C     —    FORM OF CONFIRMATION OF ACCEPTANCE

EXHIBIT D    —     FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY

EXHIBIT E    —    FORM OF SUBSIDIARY GUARANTY

- v -

FRANKLIN ELECTRIC CO., INC.
9333 COVERDALE ROAD
FORT WAYNE, IN 46809

May 27, 2015

NYL Investors LLC
51 Madison Avenue, 2nd Floor
New York, New York 10010
Ladies and Gentlemen:
Franklin Electric Co., Inc., an Indiana corporation (the “Company”), agrees with NYL Investors LLC, a Delaware limited liability company (“New York Life”), each Series A Purchaser (as defined herein) and each other New York Life Affiliate (as defined herein) which becomes bound by this Agreement as provided herein (together with the Series A Purchasers, each, a “Purchaser” and, collectively, the “Purchasers”) as follows. Certain capitalized and other terms used in this Agreement are defined in Schedule A; references to a “Schedule” or an “Exhibit” are to a Schedule or an Exhibit attached to this Agreement unless otherwise specified, and references to any time of day are to New York City local time unless otherwise specified.
Section 1.AUTHORIZATION OF NOTES.
Section 1.1    Authorization of Series A Notes. The Company will authorize the issue of its senior floating rate promissory notes (the “Series A Notes”) in an aggregate principal amount of $75,000,000, to be dated the date of its issue, bearing interest on the unpaid balance thereof from the date of original issuance at the rate per annum as provided by Section 1.3, to mature May 27, 2025, to be substantially in the form of Exhibit A-1 and to otherwise be on the terms and conditions as set forth in this Agreement. The terms “Series A Note” and “Series A Notes” as used herein shall include each Series A Note delivered pursuant to any provision of this Agreement and each Series A Note delivered in substitution or exchange for any such Series A Note pursuant to any such provision.
Section 1.2    Authorization of Shelf Notes. The Company may, from time to time and in accordance with the terms of this Agreement, authorize the issue of additional senior promissory notes (the “Shelf Notes”) in an aggregate outstanding principal amount not to exceed the Available Facility Amount at any time, each to be dated the date of its issue, bearing interest on the unpaid balance from the date of original issuance at the rate per annum as provided by the terms of this Agreement and (x) in the case of Fixed Rate Notes, to mature no more than 12 years after the date of original issuance and to have an average life of no more than 12 years after the date of original issuance and (y) in the case of Floating Rate Notes, to mature no more than 10 years after the date of original issuance and to have an average life of no more than 10 years after the date of original issuance. Each Shelf Note will also be subject to the other terms of that Shelf Note as described in the Confirmation of Acceptance for the Shelf Note delivered pursuant to Section 2.7. Each Shelf Note that is a Fixed Rate Note will be substantially in the form of the attached Exhibit A-2 and each Shelf Note that is a Floating Rate Note will be substantially in the form of the attached Exhibit A-3 and the term “Shelf Note” and “Shelf Notes” as used in this Agreement includes each Shelf Note delivered pursuant to any provision of this Agreement and each Shelf Note delivered in substitution or exchange for any Shelf Note pursuant to any such provision. The terms “Note” and “Notes” as used herein shall include any and all Series A Notes and all Shelf Notes. Notes that have (a) the same final maturity, (b) the same principal prepayment dates, (c) the same principal prepayment amounts (as a percentage of the original principal amount of each Note), (d) the same interest rate, (e) the same interest payment periods, and (f) the same date of issuance (which, in the case of a Note issued in exchange for another Note, is deemed for these purposes the date on which such Note’s ultimate predecessor Note was issued), are a “Series” of Notes.
Section 1.3    Interest Rate on Floating Rate Notes.
(a)    Floating Rate Notes shall bear interest (computed on the basis of a 360-day year and the actual number of days elapsed) on the unpaid principal thereof from the date of issuance at a floating rate equal to the Adjusted LIBOR Rate for the Floating Rate Interest Period in effect from time to time, payable in arrears on each Floating Rate Interest Payment Date and, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any LIBOR Breakage Amount and Prepayment Premium, at a rate equal to the Floating Rate Default Rate.
(b)    The Adjusted LIBOR Rate shall be determined by the Company, and notice thereof shall be given to the holders of the applicable Floating Rate Notes, on the second Business Day preceding the first day of each Floating Rate Interest Period, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of the Adjusted LIBOR Rate for such Floating Rate Interest Period, the number of days in such Floating Rate Interest Period, the date on which interest for such Floating Rate Interest Period will be paid and the amount of interest to be paid to each holder of such Floating Rate Notes on such date. In the event that any holder does not concur with such determination by the Company, as evidenced by notice to the Company given by such holder within ten (10) Business Days after receipt by the holders of the notice delivered by the Company pursuant to the immediately preceding sentence, the determination of the Adjusted LIBOR Rate shall be made by Floating Rate Required Holders in accordance with the provisions of this Agreement, shall be conclusive and binding absent manifest error.
Section 2.    PURCHASE AND SALE OF SERIES A NOTES; UNCOMMITTED NOTE FACILITY.
Section 2.1    Purchase and Sale of Series A Notes. The Company hereby agrees to sell to the Series A Purchasers and, subject to the terms and conditions herein set forth, each Series A Purchaser agrees to purchase from the Company the aggregate principal amount of Series A Notes set forth opposite its name on Schedule B at 100% of such aggregate principal amount. On May 27, 2015 (herein called the “Series A Closing Day”), the Company will deliver to each Series A Purchaser at the offices of King & Spalding LLP, 1185 Avenue of the Americas, New York, New York, 10036, one or more Series A Notes registered in its name, evidencing the aggregate principal amount of Series A Notes to be purchased by each Series A Purchaser and in the denomination or denominations specified with respect to each Series A Purchaser in Schedule B, against payment of the purchase price thereof by transfer of immediately available funds for credit to the Company’s account set forth in the written instructions delivered to the Purchasers pursuant to Section 4.9.
Section 2.2    Facility. New York Life is willing to consider from time to time, in its sole discretion and within limits that may be authorized for purchase by New York Life and New York Life Affiliates, the purchase of Shelf Notes pursuant to this Agreement. The willingness of New York Life to consider such purchase of Shelf Notes is the “Facility.” NOTWITHSTANDING THE WILLINGNESS OF NEW YORK LIFE TO CONSIDER PURCHASES OF SHELF NOTES BY NEW YORK LIFE OR NEW YORK LIFE AFFILIATES, THIS AGREEMENT IS ENTERED INTO ON THE EXPRESS UNDERSTANDING THAT NEITHER NEW YORK LIFE NOR ANY NEW YORK LIFE AFFILIATE WILL BE OBLIGATED TO MAKE OR ACCEPT OFFERS TO PURCHASE SHELF NOTES, OR TO QUOTE RATES, SPREADS OR OTHER TERMS WITH RESPECT TO SPECIFIC PURCHASES OF SHELF NOTES, AND THE FACILITY IS NOT TO BE CONSTRUED AS A COMMITMENT BY NEW YORK LIFE OR ANY NEW YORK LIFE AFFILIATE.
Section 2.3    Issuance Period. Shelf Notes may be issued and sold pursuant to this Agreement until the earlier of:
(a)    the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding that anniversary);
(b)    the thirtieth day after New York Life gives to the Company, or the Company gives to New York Life, written notice stating that it elects to terminate the issuance and sale of Shelf Notes pursuant to this Agreement (or if such thirtieth day is not a Business Day, the Business Day next preceding such thirtieth day);
(c)    the Closing Date after which there is no Available Facility Amount;
(d)    the termination of the Facility under Section 12.1 of this Agreement; and
(e)    the acceleration of any Note under Section 12.1 of this Agreement.
The period during which Shelf Notes may be issued and sold pursuant to this Agreement is the “Issuance Period.”
Section 2.4    Periodic Spread Information. On any Business Day during the Issuance Period and when an Available Facility Amount exists, the Company may request by e-mail or telephone to New York Life, and New York Life may, but shall be under no obligation to, provide to the Company on that Business Day (if such request is received not later than 9:30 A.M.) or on the following Business Day (if such request is received after 9:30 A.M.) information by e-mail or telephone with respect to various spreads at which New York Life Affiliates might be interested in purchasing Shelf Notes of different average lives. The amount and content of information to be provided is in the sole discretion of New York Life, but it is the intent of New York Life to provide information that will be of use to the Company in determining whether to submit a Request for Purchase under Section 2.5. The delivery of the information requested is not an offer to purchase Shelf Notes, and neither New York Life nor any New York Life Affiliate is obligated to purchase Shelf Notes at the spreads specified. New York Life may suspend or terminate providing information pursuant to this Section 2.4 for any reason in its sole discretion, including its determination that the credit quality of the Company has declined since the date of this Agreement.
Section 2.5    Request for Purchase. The Company may, from time to time during the Issuance Period, make requests for purchases of Shelf Notes (each request is called a “Request for Purchase”). Each Request for Purchase will be made to New York Life by e-mail or overnight delivery service, and must:
(a)    specify the aggregate principal amount of Shelf Notes covered by the Request for Purchase, in an amount not less than $5,000,000 and not greater than the Available Facility Amount at the time the Request for Purchase is made (and, in the case of any Shelf Notes being requested as Floating Rate Notes, not greater than the Available Floating Rate Sublimit Amount at the time the Request for Purchase is made);
(b)    specify whether the interest rate will be fixed or floating and, in the case of a floating interest rate, specify whether the length of the Floating Rate Interest Period is to be one, three or six months;
(c)    specify the principal amounts, final maturities (which are no more than (x) 12 years from the date of issuance, in the case of Fixed Rate Notes and (y) 10 years from the date of issuance, in the case of Floating Rate Notes), average life (which is no more than (x) 12 years from the date of issuance, in the case of Fixed Rate Notes and (y) 10 years from the date of issuance, in the case of Floating Rate Notes) and principal prepayment dates (if any) of the Shelf Notes covered by the Request for Purchase;
(d)    specify whether interest payments on such Shelf Notes are to be made monthly, quarterly or semi-annually in arrears;
(e)    specify the use or uses of proceeds of such Shelf Notes;
(f)    specify the proposed Closing Date for such Shelf Notes, which will be a Business Day during the Issuance Period not less than 10 days and not more than 20 days (or as otherwise agreed) after the making of that Request for Purchase;
(g)    certify that the representations and warranties contained in Section 5 are true on and as of the date of such Request for Purchase and that there exists on that same date no Default or Event of Default; and

(h)    be substantially in the form of the attached Exhibit B.
Each Request for Purchase must be in writing and will be deemed made when received by New York Life.
Section 2.6    Spread Quotes. Not later than five Business Days after New York Life receives a Request for Purchase pursuant to Section 2.5, New York Life may, but is under no obligation to, provide to the Company by telephone or e-mail, in each case between 9:30 A.M. and 1:30 P.M. (or such later time as New York Life may elect) quotes for interest rate spreads for the several principal amounts, maturities, principal prepayment schedules, and interest payment periods (whether monthly, quarterly or semi-annually) of Shelf Notes specified in that Request for Purchase. Spreads quoted for Fixed Rate Notes shall be spreads over U.S. Treasury securities closest to the maturities specified in the Request for Purchase or an interpolated maturity. Spreads quoted for Floating Rate Notes shall be spreads over LIBOR. Each quote will represent the interest rate spread per annum at which a New York Life Affiliate would be willing to purchase such Shelf Notes at 100% of the principal amount thereof.
Section 2.7    Acceptance. By 11 a.m. on the next Business Day after New York Life provides interest rate spread quotes pursuant to Section 2.6 or such shorter period as New York Life may specify to the Company (such period, the “Acceptance Window”), the Company may, subject to Section 2.8, elect to accept those quotes as to not less than $5,000,000 aggregate principal amount of the Shelf Notes specified in the related Request for Purchase. Each election must be made by a Responsible Officer of the Company, notifying New York Life by telephone or e-mail within the Acceptance Window that the Company elects to accept a spread quote, specifying the Shelf Notes (each such Shelf Note being an “Accepted Note”) as to which such acceptance (the “Acceptance”) relates. With respect to Accepted Notes that are Fixed Rate Note, by the close of business on the day of such Acceptance or as mutually agreed between such parties, the Company and New York Life shall agree on the interest rate for the Accepted Notes based on such spread quote. The day an interest rate is agreed with respect to Accepted Notes that are Fixed Rate Notes and the date the Company notifies New York Life of an Acceptance with respect to Floating Rate Notes is the “Acceptance Day” for such Accepted Notes. Any quotes as to which New York Life does not receive an Acceptance within the Acceptance Window or which do not result in an agreement as to an interest rate, with respect to a Fixed Rate Note, will expire, and no purchase or sale of Shelf Notes will be made based on those expired quotes. Subject to Section 2.8 and the other terms and conditions of this Agreement, the Company will sell to New York Life or a New York Life Affiliate, and New York Life or a New York Life Affiliate will purchase the Accepted Notes at 100% of the principal amount of those Accepted Notes. Within three Business Days following the Acceptance Day, New York Life will deliver to the Company a confirmation of the Acceptance substantially in the form of Exhibit C (the “Confirmation of Acceptance”). If the Company does not execute and deliver such Confirmation of Acceptance within five Business Days following the Acceptance Day, New York Life or any New York Life Affiliate may, at its election, cancel the purchase and sale with respect to those Accepted Notes by notifying the Company in writing.
Section 2.8    Market Disruption. Notwithstanding any other provision of this Agreement, if New York Life provides quotes pursuant to Section 2.6, and a Market Disruption occurs prior to agreement of the interest rate for Accepted Notes for Fixed Rate Notes or prior to an Acceptance for Floating Rate Notes in accordance with Section 2.7, then such quotes will expire, and no purchase or sale of Shelf Notes will be made based on those expired quotes. If after the occurrence of any such Market Disruption the Company notifies New York Life of the Acceptance of such quotes, such Acceptance will be ineffective for all purposes of this Agreement, and New York Life will promptly notify the Company that the provisions of this Section 2.8 are applicable with respect to such Acceptance. “Market Disruption” means the occurrence of any of the following: (a) the domestic market for U.S. Treasury securities has closed, or (b) a general suspension, material limitation, or significant disruption of trading in securities generally on the New York Stock Exchange or in the domestic market for U.S. Treasury securities.
Section 3.    CLOSINGS.
Section 3.1    Facility Closings. Not later than 11:30 A.M. on the Closing Date for any Accepted Notes, the Company will deliver to each Purchaser the Accepted Notes to be purchased by such Purchaser in the form of one or more Notes in authorized denominations as such Purchaser may request. The Accepted Notes will be dated the Closing Date and registered in the Purchaser’s name (or in the name of its nominee), delivered against payment of the purchase price thereof by transfer of immediately available funds. If the Company fails to tender an Accepted Note prior to 11:30 A.M. on the scheduled Closing Date for those Accepted Notes or on such other Business Day thereafter during the Issuance Period as may be agreed upon by the Company and New York Life or any of the conditions specified in Section 4 are not fulfilled by such time, New York Life and each Purchaser may cancel such purchase and sale, without waiving any rights that New York Life or such Purchaser may have by reason of such failure or non-fulfillment, including any right pursuant to Section 15.1 to require payment of transaction expenses by the Company.
Section 3.2    Issuance Fee. The Company will pay to each Purchaser in immediately available funds a fee (herein called the “Issuance Fee”) on each Closing Date in an amount equal to 0.10% of the aggregate principal amount of the Notes sold to such Purchaser, except the Issuance Fee with respect to the Series A Notes will be an amount equal to 0.15% of the aggregate principal amount of Series A Notes sold to such Purchaser on such date.
Section 4.    CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at any Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing, of the following conditions:
Section 4.1    Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of such Closing.
Section 4.2    Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing. Before and after giving effect to the issue and sale of the Notes to be purchased (and the application of the proceeds thereof as contemplated by

Section 5.10 in the case of the Series A Notes, and the related Request for Purchase, in the case of any Shelf Notes) no Default or Event of Default shall have occurred and be continuing.
Section 4.3    Certificates; Corporate Documents.
(i)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the Closing Date, certifying that (i) the conditions specified in Sections 4.1, 4.2 and 4.8 have been fulfilled, and (ii) there have been no changes to Schedule 10.1 since the date of this Agreement.
(j)    Secretary’s Certificate of Company. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying as to (i) the resolutions attached thereto, incumbency of officers and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.
(k)    Secretary’s Certificates of Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the Closing Date, certifying as to (i) the resolutions attached thereto, incumbency of officers and other corporate proceedings relating to the authorization, execution and delivery of its Subsidiary Guaranty and (ii) such Subsidiary Guarantor’s organizational documents as then in effect.
(l)    Good Standing Certificates. The Company and each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of good standing or existence dated as of a recent date from the Secretary of State of its state of formation and each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.
(m)    Certified Articles. The Company and each Subsidiary Guarantor shall have delivered to such Purchaser certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents from the Secretary of State of its state of formation.
Section 4.4    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the Closing Date (a) from each of Schiff Hardin LLP, Verrill Dana LLP, and Stoel Rives LLP, special counsel for the Company and the Subsidiary Guarantors, covering the matters set forth in Exhibit D and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company and the Subsidiary Guarantors hereby instruct its counsel to deliver such opinion to the Purchasers) and (b) from King & Spalding LLP, the Purchasers’ special counsel in connection with such transactions covering such matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5    Purchase Permitted By Applicable Law, Etc. On the Closing Date such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6    Payment of Issuance Fee and Special Counsel Fees. The Company shall have paid on or before the Closing the Issuance Fee referred to in Section 3.2. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing all fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing Date.
Section 4.7    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes to be purchased.
Section 4.8    Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following January 3, 2015.
Section 4.9    Funding Instructions. At least three Business Days prior to the Closing Date, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.10    Other Conditions. Any special conditions to such purchase which may be specified by New York Life to the Company at the time of the Confirmation of Acceptance, such as repayment of existing Indebtedness, shall have been fulfilled.
Section 4.11    Notice of Floating Interest Rate. Two Business Days prior to the Closing Date for any Floating Rate Notes (including the Series A Closing Day), the Purchaser of such Floating Rate Notes shall have received written notice from the Company of LIBOR and the Adjusted LIBOR Rate for the Floating Rate Interest Period commencing on the applicable Closing Date, together with reasonably detailed calculations with respect to such Floating Rate Interest Period, all as set forth in Section 1.3(b).
Section 4.12    Proceedings. All corporate and other proceedings in connection with the issuance, purchase and sale of the Notes and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel.

Section 4.13    Closing Documents. Such Purchaser shall have received the following, each dated the Closing Date and in form and substance satisfactory to such Purchaser:
(a)    The Note(s) to be purchased by such Purchaser, duly executed by an Authorized Officer of the Company.
(b)    A Subsidiary Guaranty in the form of Exhibit E, or a ratification thereof, duly executed and delivered by each Subsidiary Guarantor.
(c)    All such counterpart originals or certified or other copies of such documents as such Purchaser or such Purchaser’s special counsel may reasonably request.
Section 5.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
The Company represents and warrants to each Purchaser that:
Section 5.1    Organization. The Company is a corporation duly organized and existing in good standing under the laws of the State of Indiana and has the corporate power to own its property and to carry on its business as now being conducted. Each Subsidiary is duly organized and existing in good standing under the laws of its jurisdiction of incorporation and has the corporate power to own its property and to carry on its business as now being conducted except in such instances where the failure could not be reasonably expected to result in a Material Adverse Effect. Each of the Company and its Subsidiaries is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
Section 5.2    Power and Authority. The Company has the corporate power and authority to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof. The execution, delivery and performance of this Agreement and the Notes has been duly authorized by all requisite corporate action, and this Agreement and the Notes have been duly executed and delivered by authorized officers of the Company and are valid obligations of the Company, legally binding upon and enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3    Financial Statements. The Company has furnished each Purchaser of the Series A Notes and any Accepted Notes with the following financial statements, identified by a principal financial officer of the Company: (i) a consolidated balance sheet of the Company and its Subsidiaries as of the last day in each of the five fiscal years of the Company most recently completed prior to the date as of which this representation is made or repeated to such Purchaser (other than fiscal years completed within 90 days prior to such date for which audited financial statements have not been released) and a consolidated statement of income and statement of cash flows of the Company and its Subsidiaries for each such year, all certified by Deloitte & Touche (or such other independent accountants of national standing or such other accounting firm as may be reasonably acceptable to such Purchaser) and (ii) a consolidated balance sheet of the Company and its Subsidiaries as at the end of the quarterly period (if any) most recently completed prior to such date and after the end of such fiscal year (other than quarterly periods completed within sixty (60) days prior to such date for which financial statements have not been released) and the comparable quarterly period in the preceding fiscal year and consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the periods from the beginning of the fiscal years in which such quarterly periods are included to the end of such quarterly periods, prepared by the Company. Delivery of copies of the Annual Reports filed with the Securities and Exchange Commission on Form 10-K of the Company for the fiscal years described in clause (i) of the immediately preceding sentence and delivery of copies of the Quarterly Reports filed with the Securities and Exchange Commission on Form 10-Q of the Company for the quarterly periods described in clause (ii) of the immediately preceding sentence, shall be deemed to satisfy the requirements of the immediately preceding sentence. Such financial statements (including any related schedules and/or notes) are true and correct in all material respects (subject, as to interim statements, to changes resulting from audits and year-end adjustments), have been prepared in accordance with GAAP consistently followed throughout the periods involved and show all liabilities, direct and contingent, of the Company and its Subsidiaries required to be shown in accordance with GAAP. The balance sheets fairly present the condition of the Company and its Subsidiaries as at the dates thereof, and the statements of income and statements of cash flows fairly present the results of the operations of the Company and its Subsidiaries for the periods indicated. There has been no material adverse change in the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole since the end of the most recent fiscal year for which such audited financial statements have been furnished.
Section 5.4    Actions Pending. There is no action, suit, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any properties or rights of the Company or any Subsidiary, by or before any court, arbitrator or administrative or governmental body which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.
Section 5.5    Outstanding Debt. Neither the Company nor any Subsidiary has any outstanding Indebtedness except as permitted by Section 10.2. There exists no matured default or to the best of the Company’s knowledge any unmatured default under the provisions of any instrument evidencing such Indebtedness in excess of $1,000,000 or of any agreement relating thereto.
Section 5.6    Title to Properties. The Company has, and each Subsidiary has, good and indefeasible title to its respective real properties (other than properties which it leases) and good title to all of its other properties and assets necessary in any respect for the conduct of their respective businesses, including the properties and assets reflected in the most recent audited balance sheet referred to in Section 5.3 (other than properties and assets disposed of in the ordinary course of business), subject to no Lien of any kind except Liens permitted by Section 10.1. The Company and each Subsidiary enjoys peaceful and undisturbed possession of all leases necessary in any material respect for the conduct of their respective businesses, none of which contains any unusual or burdensome provisions which could be reasonably expected to have a Material Adverse Effect. All such leases are valid and subsisting and are in full force and effect.
Section 5.7    Taxes. The Company has, and each Subsidiary has, filed all Federal, State, local and other income tax returns (other than non-material foreign tax returns) which, to the best knowledge of the officers of the Company, are required to be filed, and each has paid or made adequate provision for paying all taxes as shown on such returns and on all assessments received by it to the extent that such taxes have become due, except such taxes as are being contested in good faith by appropriate proceedings for which adequate reserves or other appropriate provisions have been established in accordance with GAAP.
Section 5.8    Conflicting Agreements and Other Matters. Neither the Company nor any of its Subsidiaries is a party to any contract or agreement or subject to any charter or other corporate restriction which materially and adversely affects its business, property or assets, or financial condition. Neither the execution nor delivery of this Agreement or the Notes, nor the offering, issuance and sale of the Notes, nor fulfillment of nor compliance with the terms and provisions hereof and of the Notes will conflict with, or result in a breach of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries pursuant to, (a) the charter or by-laws (or comparable governing documents) of the Company or any of its Subsidiaries, (b) any award of any arbitrator or (c) any agreement (including any agreement with stockholders), instrument, order, judgment, decree, statute, law, rule or regulation to which the Company or any of its Subsidiaries is subject, except in the case of clauses (b) and (c) as will not singly or in the aggregate have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or otherwise subject to any provision contained in, any instrument evidencing indebtedness of the Company or any of its Subsidiaries, any agreement relating thereto or any other contract or agreement (including its charter or comparable governing documents) which limits the amount of, or otherwise imposes restrictions on the incurring of, indebtedness of the Company of the type to be evidenced by the Notes except as set forth in the agreements listed in Schedule 5.8 attached hereto.
Section 5.9    Offering of Notes. Neither the Company nor any agent acting on its behalf has, directly or indirectly, offered the Notes or any similar security of the Company for sale to, or solicited any offers to buy the Notes or any similar security of the Company from, or otherwise approached or negotiated with respect thereto with, any Person other than Institutional Investors, and neither the Company nor any agent acting on its behalf has taken or will take any action which would subject the issuance or sale of the Notes to the provisions of section 5 of the Securities Act or to the provisions of any securities or Blue Sky law of any applicable jurisdiction.
Section 5.10    Use of Proceeds. The Company will use the proceeds of (i) the Series A Notes for general corporate purposes, including the repayment of existing indebtedness, and (ii) the Shelf Notes as set forth in the applicable Request for Purchase.  None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.  No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal

Reserve System (12 CFR 221) other than common stock of the Company that is acquired and promptly cancelled (but only to the extent that such actions do not violate Regulation U or require any filing or any other action by New York Life or any Purchaser under Regulation U or otherwise), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this paragraph, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 5.11    Compliance with ERISA. 1%2(%3). The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability (other than liabilities incurred in the ordinary course of business) to the PBGC or a Plan under Title IV of ERISA.
(a)    Either (i) neither the Company nor any member of the Controlled Group is or within the preceding five (5) years ever has been obligated to contribute to any Multiemployer Plan, or (ii) if the Company or any member of the Controlled Group is or within the preceding five (5) years has been obligated to contribute to any Multiemployer Plan, neither the Company nor any member of the Controlled Group has incurred any withdrawal liability in excess of $2,000,000 with respect to any Multiemployer Plan under Title IV of ERISA.
(c)    The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.11(c) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.

(d)    All non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect.  All premiums, contributions and any other amounts required by applicable non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect.

Section 5.12    Governmental Consent. Neither the nature of the Company or of any Subsidiary, nor any of their respective businesses or properties, nor any relationship between the Company or any Subsidiary and any other Person, nor any circumstance in connection with the offering, issuance, sale or delivery of the Notes is such as to require any authorization, consent, approval, exemption or other action by or notice to or filing with any court or administrative or governmental body (other than routine filings after the date of closing with the Securities and Exchange Commission and/or state Blue Sky authorities or consents which will be obtained prior to any applicable closing day) in connection with the execution and delivery of this Agreement, the offering, issuance, sale or delivery of the Notes or fulfillment of or compliance with the terms and provisions of this Agreement.
Section 5.13    Compliance with Laws. The Company and its Subsidiaries and all of their respective properties and facilities have complied at all times and in all respects with all federal, state, local and regional statutes, laws, ordinances and judicial or administrative orders, judgments, rulings and regulations, including those relating to protection of the environment except, in any such case, where failure to comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.14    Hostile Tender Offer. None of the proceeds of the sale of any Notes will be used to finance a Hostile Tender Offer.
Section 5.15    Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to any Purchaser by or on behalf of the Company in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein and therein not misleading. There is no fact peculiar to the Company or any of its Subsidiaries which currently has, or in the future may (so far as the Company can now foresee) have, a Material Adverse Effect and which has not been set forth in this Agreement or in the other documents, certificates and statements furnished to the Purchasers by the Company prior to the date hereof in connection with the transactions contemplated hereby.
Section 5.16    Investment Company Status; Holding Company Status. Neither the Company nor any Subsidiary of the Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or an “investment adviser” within the meaning of the Investment Advisors Act of 1940, as amended, or (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company” or a “public utility”, within the meaning of the Public Utility Holding Company Act of 1935, as amended, or a “public utility” within the meaning of the Federal Power Act, as amended.
Section 5.17    Foreign Assets Control Regulations, Etc. 2%2(%3). Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.
(a)    No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person that would cause any Purchaser to be in violation of any law or regulation applicable to such Purchaser, or (ii) otherwise in violation of U.S. Economic Sanctions.
(b)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.
(c)    3%2(%3). Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or, to the Company’s actual knowledge, is the target of sanctions imposed by the United Nations or the European Union;

(1)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and
(2)    No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.
Section 6.        REPRESENTATIONS OF THE PURCHASERS.
Section 6.1    Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or

(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.
Section 7.    INFORMATION AS TO COMPANY.
Section 7.1    Financial Information. The Company shall deliver to each holder of Notes:
(i)    as soon as practicable and in any event within sixty (60) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year, consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for the period from the beginning of the current fiscal year to the end of such quarterly period, and a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, all in reasonable detail and certified by an authorized financial officer of the Company, subject to changes resulting from audit and year-end adjustments; provided, however, that delivery (within the time period specified above) pursuant to clause (c) below of a copy of the Quarterly Report on Form 10-Q of the Company for such quarterly period filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (a);
(j)    as soon as practicable and in any event within ninety (90) days after the end of each fiscal year, consolidated statements of income and cash flows and a consolidated statement of stockholders’ equity of the Company and its Subsidiaries for such year, and a consolidating and consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, setting forth in each case in comparative form corresponding consolidated figures from the preceding annual audit, all in reasonable detail and satisfactory in form to the Required Holder(s) and, as to the consolidated statements, reported on by independent public accountants of recognized national standing selected by the Company (whose report shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied and, as to the consolidating statements, certified by an authorized financial officer of the Company; provided, however, that delivery (within the time period specified above) pursuant to clause (c) below of a copy of the Annual Report on Form 10-K of the Company for such fiscal year filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this clause (b);
(k)    promptly upon transmission thereof, copies of all such financial statements, proxy statements, notices and reports as it shall send to its public stockholders and copies of all registration statements (without exhibits) and all reports which it files with the Securities and Exchange Commission (or any governmental body or agency succeeding to the functions of the Securities and Exchange Commission);
(l)    promptly upon request, a copy of each other report submitted to the Company or any Subsidiary by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any Subsidiary;
(m)    simultaneously with the transmission thereof, copies of all notices, reports or financial statements given under the Credit Agreement, excluding routine borrowing requests; and
(n)    with reasonable promptness, such other financial data as such Significant Holder may reasonably request.
Section 7.2    Compliance Certificate. Together with each delivery of financial statements required by clauses (a) and (b) above, the Company will deliver to each Significant Holder an Officer’s Certificate (signed on behalf of the Company) (i) demonstrating (with computations in reasonable detail) compliance by the Company and its Subsidiaries with the provisions of Section 10, (ii) demonstrating (with computations in reasonable detail) whether the Leverage Fee is payable for the most-recently ended Fiscal Quarter pursuant to Section 9.6 and (iii) stating that there exists no Event of Default or Default, or, if any Event of Default or Default exists, specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.
Section 7.3    Notice of Default. The Company also covenants that immediately after any Responsible Officer obtains knowledge of an Event of Default or Default, it will deliver to each Significant Holder an Officer’s Certificate (signed on behalf of the Company) specifying the nature and period of existence thereof and what action the Company proposes to take with respect thereto.
Section 8.    PAYMENT AND PREPAYMENT OF THE NOTES.
Section 8.1    Required Prepayments; Maturity. Each Series of Notes will be subject to required prepayment, if any, as and to the extent set forth in the Notes of such Series.
Section 8.2    Optional Prepayments.
(a)    Each Series of Notes will be subject to prepayment, in whole at any time or from time to time in part, at the option of the Company, in a minimum amount of $1,000,000 and integral multiples of $100,000 in excess thereof or, if less, the aggregate principal amount outstanding in respect of the Notes of the Series, at 100% of the principal amount so prepaid plus interest thereon to the prepayment date, plus (i) the Make-Whole Amount with respect to each Fixed Rate Note or (ii) the LIBOR Breakage Amount and Prepayment Premium, if any, with respect to the Floating Rate Notes. Unless specified otherwise in the applicable Confirmation of Acceptance with respect to any Shelf Notes, any partial prepayment of a Series of the Notes pursuant to this

Section 8.2(a) will be applied in satisfaction of required payments of principal ratably to their scheduled due dates.
(b)    The Company will give the holder of each Note of a Series to be prepaid pursuant to this Section 8.2 irrevocable written notice of the prepayment not less than 10 Business Days prior to the prepayment date, specifying the prepayment date, the aggregate principal amount of the Notes of the Series to be prepaid on that date, the principal amount of the Notes of the Series held by the holder to be prepaid on that date and that prepayment is to be made pursuant to this Section 8.2. If proper notice has been given, the principal amount of the Notes specified in that notice, together with interest thereon to the prepayment date and the Make-Whole Amount, LIBOR Breakage Amount and Prepayment Premium, if any, will be due and payable on that prepayment date.
(c)    Notwithstanding anything contained in this Section 8.2 or Section 8.3 to the contrary, if and so long as any Default or Event of Default exists, any partial prepayment of the Notes pursuant to the provisions of this Section 8.2 shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof (without regard to Series).
Section 8.3    Allocation of Partial Prepayments. In the case of each prepayment of less than the entire unpaid principal amount of all outstanding Notes of a Series pursuant to Section 8.1 or Section 8.2, the amount to be prepaid will be applied pro rata to all outstanding Notes of that Series according to the respective unpaid principal amounts thereof.
Section 8.4    Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, Prepayment Premium and LIBOR Breakage Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, Prepayment Premium and LIBOR Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5    Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes of any Series made by the Company or an Affiliate pro rata to the holders of the Notes of such Series upon the same terms and conditions, provided, that if and so long as any Default or Event of Default exists, such written offer shall be made pro rata to the holders of the Notes of all Series. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 25% of the principal amount of the Notes then outstanding and subject to such offer accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 5 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6    Make-Whole Amount.
“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2(a) or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on the run U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date.
In the case of each determination under clause (i) or clause (ii), as the case may be, of the preceding paragraph, such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the applicable U.S. Treasury security with the maturity closest to and greater than such Remaining Average Life and (2) the applicable U.S. Treasury security with the maturity closest to and less than such Remaining Average Life. The Reinvestment

Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7    Change in Control.
(a)    Notice of Change in Control. The Company will, within five (5) Business Days after the occurrence of any Change in Control, give written notice (the “Change of Control Notice”) of such Change in Control to each holder of Notes. Such Change of Control Notice shall contain and constitute an offer to prepay the Notes as described in Section 8.7(c) hereof and shall be accompanied by the certificate described in Section 8.7(e).
(b)    Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraph (a) of this Section 8.7 shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such Change of Control Notice (the “Proposed Prepayment Date”). Such date shall be not less than 30 days and not more than 90 days after the date of such offer.
(c)    Acceptance. A holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company not later than 10 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.

(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of the Notes together with accrued and unpaid interest thereon but without any Make‑Whole Amount or Prepayment Premium, but including any LIBOR Breakage Amount if the Proposed Prepayment Date is not on a regularly scheduled Floating Rate Interest Payment Date. The prepayment shall be made on the Proposed Prepayment Date.
(e)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid (which shall be 100% of each such Note); (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in Control.
Section 9.    AFFIRMATIVE COVENANTS.
During the Issuance Period and so long thereafter as any of the Notes are outstanding:
Section 9.1    Inspection of Property. The Company covenants that, to the extent permitted by law, it will permit any Person designated by any Significant Holder in writing, at such Significant Holder’s expense, if no Default or Event of Default exists and at the Company’s expense if a Default or Event of Default does exist, to (i) visit and inspect any of the properties of the Company and its Subsidiaries, to examine the corporate books and financial records of the Company and its Subsidiaries and make copies thereof or extracts therefrom and to discuss the affairs, finances and accounts of any of such corporations with the principal officers of the Company and, (ii) upon reasonable notice to the Company and opportunity for management of the Company to be present or represented, to discuss the affairs, finances and accounts of any of such corporations (which such Significant Holder has not been able to satisfactorily discuss with or obtain from the Company) with the independent public accountants of the Company and its Subsidiaries, all at such reasonable times and as often as such Significant Holder may reasonably request.
Section 9.2    Covenant to Secure Notes Equally. The Company covenants that, if it or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, other than Liens permitted by the provisions of Section 10.1 (unless prior written consent to the creation or assumption thereof shall have been obtained pursuant to Section 17), it will make or cause to be made effective provision whereby the Notes will be secured by such Lien equally and ratably with any and all other Indebtedness thereby secured so long as any such other Indebtedness shall be so secured.
Section 9.3    Maintenance of Insurance. The Company covenants that it shall, and shall cause each Subsidiary to, maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business and the properties and business of its Subsidiaries (which may include a reasonable self-insurance program) as is customarily maintained by other companies operating similar businesses.

Section 9.4    Compliance with Laws. The Company covenants that it shall, and shall cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, the USA PATRIOT Act, the Trading with the Enemy Act, the International Emergency Economic Powers Act, CISADA, the Sudan Accountability and Divestment Act, and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failure to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect. Without limitation of the foregoing, the Company will, and will cause each of its Subsidiaries to, not be a Person described in Section 1 of the Anti-Terrorism Order, and not engage in any dealings or transactions, or otherwise be associated, with any such Person.
Section 9.5    Most Favored Lender Status. In the event that the Company or any Subsidiary shall enter into, assume or otherwise become bound by or obligated under, or amend, any agreement evidencing any present or future Indebtedness in excess of $10,000,000 (collectively, an “Other Financing Agreement”) which includes one or more Additional Covenants or Additional Defaults, the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. The Company further covenants to promptly execute and deliver at its expense (including the reasonable fees and expenses of counsel for the holders of the Notes), an amendment to this Agreement in form and substance satisfactory to the Required Holder(s) evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 9.5, but shall merely be for the convenience of the parties hereto.
Section 9.6    Leverage Fee. In addition to interest accruing on the Shelf Notes, the Company agrees to pay to the holders of the Shelf Notes a fee (the “Leverage Fee”) with respect to each Fiscal Quarter, during which at any time the ratio of Consolidated Total Debt as of the end of such Fiscal Quarter to EBITDA for the period of four fiscal quarters then ended is equal to or greater than 2.00 to 1.00. The Leverage Fee payable with respect to each Shelf Note shall be a dollar amount equal to (a) the product obtained by multiplying (i) the Applicable Number (as defined below) for such Fiscal Quarter times (ii) the Weighted Dollar Average (as defined below) of the principal balance of such Shelf Note during the Fiscal Quarter to which the Leverage Fee relates and (b) dividing the product thus obtained by four. The Leverage Fee for each applicable Fiscal Quarter shall be payable in arrears on the date upon which the financial statements for such Fiscal Quarter are to be delivered under Section 7.1(a) (or Section 7.1(b), if the applicable Fiscal Quarter is the last Fiscal Quarter in a fiscal year). If the Company fails to deliver financial statements under Sections 7.1(a) or 7.1(b) for any Fiscal Quarter or fiscal year by the date such delivery is due, then the Company shall be deemed to owe the Leverage Fee for such Fiscal Quarter (based on an Applicable Number of .0025) and shall make the payment required for such Fiscal Quarter on the date due pursuant to the preceding sentence. Payment of the Leverage Fee shall be made pursuant to the terms of Section 14.
The acceptance of the Leverage Fee by any holder of a Shelf Note shall not constitute a waiver of any Default or Event of Default. The consequences for the failure to pay the Leverage Fee when due shall be governed by Section 11(b) hereof, treating the Leverage Fee, for such purposes and for the purpose of determining the amount payable upon acceleration of the Shelf Notes, as interest.
As used in this Section 9.6, (a) “Applicable Number” shall mean (i) .00075 if, with respect to such Fiscal Quarter, the ratio of Consolidated Total Debt to EBITDA, as calculated above, was equal to or greater than 2.00 to 1.00, but not greater than 2.50 to 1.00, (ii) .0015 if, with respect to such Fiscal Quarter, the ratio of Consolidated Total Debt to EBITDA, as calculated above, was greater than 2.50 to 1.00 but not greater than 3.00 to 1.00 or (iii) .0025 if, with respect to such Fiscal Quarter, the ratio of Consolidated Total Debt to EBITDA, as calculated above, was greater than 3.00 to 1.00.
Section 9.7    Pari Passu Status. The Company covenants that it will cause all Indebtedness owing under the Notes and under this Agreement to rank at all times at least pari passu with all other present and future unsecured Indebtedness of the Company.
Section 9.8    Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries (other than the Excluded Subsidiary solely with respect to Excluded Debt) that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Principal Credit Facility to concurrently therewith:
(i)        enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount, Prepayment Premium, LIBOR Breakage Amount or otherwise) and this Agreement, including, without limitation, all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and
(ii)        deliver the following to each of holder of a Note:
(A)    an executed counterpart of such Subsidiary Guaranty;

(B)    a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.4, 5.6, 5.7, 5.8, 5.12, 5.13 and 5.16 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company);
(C)    all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder; and
(D)    an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request.

(b)        At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Principal Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Principal Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Principal Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Principal Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv).

Section 10.    NEGATIVE COVENANTS.
The Company covenants that during the Issuance Period and so long thereafter as any of the Notes are outstanding, it will not and will not permit any Subsidiary to:
Section 10.1    Lien Restrictions. Create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired (whether or not provision is made for the equal and ratable securing of Notes in accordance with the provisions of Section 9.2 hereof), except:

(i)    Liens existing on the date hereof encumbering the property and securing the Indebtedness identified on Schedule 10.1 attached hereto and Liens securing the refinancing, renewal or refunding of any such Indebtedness provided that the principal amount secured is not increased over the amount of such Indebtedness outstanding immediately prior to such refinancing, renewal or refunding and such Lien is not extended to any other property or assets;
(ii)    Liens for taxes or other governmental charges not yet due or which are being actively contested in good faith by appropriate proceedings;
(iii)    Liens incidental to the conduct of its business or the ownership of its assets which were not incurred in connection with the borrowing of money or obtaining credit or advances and which do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business;
(iv)    Liens on property or assets of a (x) Subsidiary to secure obligations of such Subsidiary to the Company or another Subsidiary that is not in the Excluded Subsidiary Group or (y) member of the Excluded Subsidiary Group to secure obligations of such member to the Company or any Subsidiary;
(v)    any Lien existing on any asset of any corporation or other Person at the time such corporation or other Person becomes a Subsidiary and not created in contemplation of such event;
(vi)    any Lien on any asset of any corporation or other Person existing at the time such corporation or other Person is merged or consolidated with or into the Company or a Subsidiary and not created in contemplation of such event;
(vii)    any Lien existing on any asset prior to the acquisition thereof by the Company or a Subsidiary and not created in anticipation of such acquisition; and
(viii)    Liens not otherwise permitted by the foregoing clauses provided that Priority Debt at no time exceeds twenty percent (20%) of Consolidated Net Worth, provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this Section 10.1(viii) any Indebtedness outstanding under or pursuant to any Principal Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders.
Section 10.2    Debt Restriction. Create, incur, assume or suffer to exist any Indebtedness, except:

(i)    Indebtedness of the Company or any Subsidiary owing to the Company or to any Subsidiary; and
(ii)    other Indebtedness of the Company or Subsidiaries, so long as Priority Debt at no time exceeds twenty percent (20%) of Consolidated Net Worth.
Section 10.3    Loans, Advances and Investments. Make or permit to remain outstanding loans or advances to, or own, purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contributions to, any Person (collectively, “Investments”), except that the Company or any Subsidiary may:
(i)    make or permit to remain outstanding loans or advances to the Company or any Subsidiary;
(ii)    own, purchase or acquire stock, obligations or securities of a Subsidiary or of a corporation or other Person which immediately after such purchase or acquisition will be a Subsidiary;
(iii)    acquire and own stock, obligations or securities received in settlement of debts (created in the ordinary course of business) owing to the Company or any Subsidiary, to the extent the aggregate amount of all such Investments described in this clause (iii) made after the date of this Agreement does not exceed $1,000,000;
(iv)    own, purchase or acquire prime commercial paper, banker’s acceptances and certificates of deposit in commercial banks with a capital of $100,000,000 or more or whose credit is reasonably satisfactory to New York Life; repurchase agreements with respect to the foregoing; fixed income obligations of companies organized under Federal or state law; obligations of the United States Government (or any State thereof); obligations fully guaranteed by the United States Government (or any State thereof); obligations of counties or municipalities located in the United States or agencies or departments thereof in each case rated “A” or better by Standard & Poors Corporation or the equivalent thereof by any nationally recognized rating agency and mutual fund accounts which exclusively invest in any one or more of the foregoing;
(v)    make or permit to remain outstanding loans or advances to officers and employees in the ordinary course of business reasonably consistent with the Company’s business practices as of the date of this Agreement;
(vi)    make or permit to remain outstanding loans to the existing employee stock ownership plan of the Company;
(vii)    make or permit to remain outstanding loans to any new employee stock ownership plan of the Company which is approved by the Company’s shareholders;

(viii)    make or permit to remain outstanding loans to senior management of the Company pursuant to the Company’s stock purchase plan not to exceed in the aggregate at any time outstanding $5,000,000;
(ix)    make deposits required by government agencies or public utilities in the ordinary course of business;
(x)    make deposits in demand deposit accounts;
(xi)    own treasury stock, and so long as no Default or Event of Default shall be continuing, repurchase from time to time of the capital stock of the Company as authorized by the Company’s board of directors from time to time; and
(xii)    make other new Investments not to exceed an amount equal to twenty-five percent (25%) of Consolidated Net Worth.
Section 10.4    Disposition of Certain Assets. Except for Permitted Dispositions or except as permitted by Sections 10.3, 10.5, 10.6 and 10.7, sell, lease, transfer or otherwise dispose of any assets of the Company or any Subsidiary.
Section 10.5    Sale of Stock and Debt of Subsidiaries. Except for Permitted Dispositions or except as permitted by Section 10.6, sell or otherwise dispose of, or part with control of, any shares of stock or Indebtedness of any Subsidiary, except to the Company or any Subsidiary. Notwithstanding the foregoing, each Significant Subsidiary shall at all times be a Wholly-Owned Subsidiary of the Company.
Section 10.6    Merger and Consolidation. Merge with or consolidate into any other Person, except:
(i)    Subsidiaries may be merged into the Company or any other Subsidiary; and
(ii)    so long as no Default or Event of Default would exist after giving effect thereto or as a result therefrom the Company may merge with another entity which is organized under the laws of the United States of America or one of its states provided that the Company is the surviving corporation.
Section 10.7    Sale or Discount of Receivables. Sell with or without recourse, discount or pledge or otherwise sell any of its notes or accounts receivable excluding, however, the sale on a non-recourse basis of receivables in the ordinary course of business owing from foreign account debtors so long as such sale is not for the exclusive purpose of raising a financing (e.g., a securitization).
Section 10.8    Restricted Transactions. Deal directly or indirectly with an Affiliate, any Person related by blood, adoption, or marriage to any Affiliate or any Person owning 5% or more of the Company’s or any Subsidiary’s stock, provided that (i) the Company may deal with such persons in the ordinary course of business at arm’s length, (ii) the Company and its Subsidiaries may make Investments permitted by Section 10.3, (iii) in addition to the foregoing, so long as the stock of the Company is publicly held, the Company may deal with such Persons so long as the aggregate amount of such transactions does not exceed $125,000 in any fiscal year and (iv) such prohibition shall not apply to transactions between Subsidiaries or between the Company and its Subsidiaries, including (without limitation) the right or ability of any Subsidiary to declare or pay a dividend, provided that any transactions between a member of the Excluded Subsidiary Group on the one hand, and the Company or any Subsidiary not in the Excluded Subsidiary Group on the other hand, shall be, taken as whole, on fair and reasonable terms no less favorable to the Company or the Subsidiary not in the Excluded Subsidiary Group than would be obtainable in a comparable arm’s length transaction.
Section 10.9    Interest Coverage Ratio. At the end of each Fiscal Quarter, the ratio of Consolidated EBIT for the period of four consecutive Fiscal Quarters then ended to Consolidated Interest Expense for the period of four consecutive Fiscal Quarters then ended shall not be less than 3.00 to 1.00.
Section 10.10    Debt to EBITDA Ratio. At the end of each Fiscal Quarter, the ratio of Consolidated Total Debt as at the end of such Fiscal Quarter to Consolidated EBITDA for the period of four consecutive Fiscal Quarters then ended shall not exceed 3.50 to 1.00.
Section 10.11    Subsidiary Restrictions. Enter into, or be otherwise subject to, any contract, agreement or other binding obligation (including its charter) that directly or indirectly limits the amount of, or otherwise restricts (i) the payment by any Subsidiary to the Company of dividends or other redemptions or distributions with respect to such Subsidiary’s capital stock, (ii) the repayment to the Company by any Subsidiary of intercompany loans or advances, (iii) the making of loans or advances by any Subsidiary to the Company or any Wholly-Owned Subsidiary (other than a Significant Subsidiary) or (iv) other intercompany transfers to the Company of property or other assets by Subsidiaries.
Section 10.12    Restricted Payments. Declare or make any Restricted Payment if any Default or Event of Default has occurred and is continuing or would result therefrom.
Section 10.13    Terrorism Sanctions Regulations. Permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union if such ownership or control (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

Section 11.    EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(b)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, or Prepayment Premium, if any, or LIBOR Breakage Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(c)    the Company defaults in the payment of any interest on any Note for more than ten Business Days after the same becomes due and payable; or
(d)    the Company or any Subsidiary defaults (whether as primary obligor or as guarantor or other surety) in any payment of principal of or interest on any other Indebtedness (or any Capitalized Lease Obligation, any obligation under a conditional sale or other title retention agreement, any obligation issued or assumed as full or partial payment for property whether or not secured by a purchase money mortgage or any obligation under notes payable or drafts accepted representing extensions of credit) beyond any period of grace provided with respect thereto, or the Company or any Subsidiary fails to perform or observe any other agreement, term or condition contained in any agreement under which any such Indebtedness is created (or if any other event thereunder or under any such agreement shall occur and be continuing) and the effect of such failure or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee on behalf of such holder or holders) to cause, such obligation to become due (or to be repurchased by the Company or any Subsidiary) prior to any stated maturity, provided that the aggregate amount of all Indebtedness as to which such a payment default shall occur and be continuing or such a failure or other event causing or permitting acceleration (or resale to the Company or any Subsidiary) shall occur and be continuing exceeds $10,000,000; or
(e)    any representation or warranty made by the Company herein or by the Company or any of its officers in any writing furnished in connection with or pursuant to this Agreement shall be false in any material respect on the date as of which made; or
(f)    the Company fails to perform or observe any agreement contained in Section 10; or
(g)    the Company fails to perform or observe any other agreement, term or condition contained herein and such failure shall not be remedied within 30 days after any Responsible Officer obtains actual knowledge thereof; or
(h)    the Company or any Subsidiary makes an assignment for the benefit of creditors or is generally not paying its debts as such debts become due; or
(i)    any decree or order for relief in respect of the Company or any Subsidiary is entered under any bankruptcy, reorganization, compromise, arrangement, insolvency,

readjustment of debt, dissolution or liquidation or similar law, whether now or hereafter in effect (herein called the “Bankruptcy Law”), of any jurisdiction; or
(j)    the Company or any Subsidiary petitions or applies to any tribunal for, or consents to, the appointment of, or taking possession by, a trustee, receiver, custodian, liquidator or similar official of the Company or any Subsidiary, or of any substantial part of the assets of the Company or any Subsidiary, or commences a voluntary case under the Bankruptcy Law of the United States or any proceedings (other than proceedings for the voluntary liquidation and dissolution of a Subsidiary) relating to the Company or any Subsidiary under the Bankruptcy Law of any other jurisdiction; or
(k)    any such petition or application is filed, or any such proceedings are commenced, against the Company or any Subsidiary and the Company or such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein, or an order, judgment or decree is entered appointing any such trustee, receiver, custodian, liquidator or similar official, or approving the petition in any such proceedings, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(l)    any order, judgment or decree is entered in any proceedings against the Company decreeing the dissolution of the Company and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(m)    any order, judgment or decree is entered in any proceedings against the Company or any Subsidiary decreeing a split-up of the Company or such Subsidiary which requires the divestiture of assets representing a substantial part, or the divestiture of the stock of a Subsidiary whose assets represent a substantial part, of the consolidated assets of the Company and its Subsidiaries (determined in accordance with GAAP) or which requires the divestiture of assets, or stock of a Subsidiary, which shall have contributed a substantial part of the consolidated net income of the Company and its Subsidiaries (determined in accordance with GAAP) for any of the three fiscal years then most recently ended, and such order, judgment or decree remains unstayed and in effect for more than 60 days; or
(n)    a final judgment in an amount in excess of $2,000,000 is rendered against the Company or any Subsidiary and, within 60 days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged; or
(o)    the Company or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any member of the Controlled Group, any plan administrator or any combination of the foregoing which results in liability of the Company or any member of the Controlled Group of greater than $2,000,000; or the PBGC shall institute proceedings under Section 4042 of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 60 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; or the Company or any other member of the Controlled Group shall incur any withdrawal liability in excess of $2,000,000 with respect to a Multiemployer Plan.
Section 12.    REMEDIES ON DEFAULT, ETC.
Section 12.1    Acceleration. (a) If an Event of Default with respect to the Company described in Section 11 (h), (i) or (j) has occurred, the Facility will automatically terminate and all the Notes then outstanding shall automatically become immediately due and payable.
(a)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, terminate the Facility and/or declare all the Notes then outstanding to be immediately due and payable.
(b)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount, LIBOR Breakage Amount and Prepayment Premium, if any, determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount, LIBOR Breakage Amount and Prepayment Premium, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, LIBOR Breakage Amount and Prepayment Premium, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, LIBOR Breakage Amount and Prepayment Premium, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, by any Note or any guaranty thereof upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
Section 13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.
Section 13.1    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, of the same Series and in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit A-1, Exhibit A-2 or Exhibit A-3, as applicable. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.
Section 13.3    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
Section 14.    PAYMENTS ON NOTES.
Section 14.1    Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, LIBOR Breakage Amount and Prepayment Premium, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2    Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, LIBOR Breakage Amount and Prepayment Premium, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B (in the case of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes), or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
Section 15.    EXPENSES, ETC.
Section 15.1    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated or any Notes are issued hereunder, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes or any guaranty thereof (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes or any guaranty thereof or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes or any guaranty thereof, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any guaranty thereof and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
Section 15.2    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes or any guaranty thereof, and the termination of this Agreement.
Section 16.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes or any guaranty thereof embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
Section 17.    AMENDMENT AND WAIVER.
Section 17.1    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount or LIBOR Breakage Amount or Prepayment Premium, if any, on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.
Section 17.2    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide each holder of the Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 or any Subsidiary Guaranty to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate or to any other Person in connection with, or in anticipation of, an acquisition of, tender offer for or merger with the Company and/or any of its Affiliates in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3    Binding Effect, etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
Section 17.4    Notes Held by Company, etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, the Notes or any guaranty thereof, or have directed the taking of any action provided herein or in the Notes or any guaranty thereof to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.
Section 18.    NOTICES.
All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy or e-mail if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B (in the case of the Series A Notes) or the Purchaser Schedule attached to the applicable Confirmation of Acceptance (in the case of any Shelf Notes), or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing,
(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Treasurer, legal@fele.com, (260) 827-5368 or at such other address as the Company shall have specified to the holder of each Note in writing; or
(iv)    if to New York Life, the address specified for such communications in Schedule B in the case of any Series A Notes, and in the applicable Confirmation of Acceptance, in the case of any Shelf Note.
Notices under this Section 18 will be deemed given only when actually received.
Section 19.    REPRODUCTION OF DOCUMENTS.
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
Section 20.    CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor other than a Competitor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any federal or state regulatory authority having jurisdiction over such Purchaser, (vi) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (vii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes and this Agreement or any guaranty thereof; provided, further, that in the case of sales contemplated by clause (iv) above, each Purchaser and each transferee agrees to distribute first to the potential purchaser the financial statements and audit reports received pursuant to paragraph 7.1(a), (b), (c) and (d) and second after such potential purchaser indicates that it is still considering consummating a purchase and has agreed in writing to be bound by this paragraph for the benefit of the Company, such Purchaser or transferee may distribute such other Confidential Information as it deems necessary in order for such potential purchaser to independently evaluate the Company’s creditworthiness. So long as no Default or Event of Default exists, prior to disclosing Confidential Information to such potential purchaser, each holder of a Note by its acceptance of the Note agrees to use reasonable efforts to give the Company written notice of its intention to disclose Confidential Information in connection with any proposed sale to an Institutional Investor stating in such notice the name of the Institutional Investor to whom such disclosure is to be made. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

Section 21.    SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase under this Agreement or any Confirmation of Acceptance, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the

Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
Section 22.    MISCELLANEOUS.
Section 22.1    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
Section 22.2    Payments Due on Non-Business Days. (i) Anything in this Agreement or the Fixed Rate Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Fixed Rate Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Fixed Rate Note (including principal due on the maturity date of such Fixed Rate Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
(i)    Anything in this Agreement or the Floating Rate Notes to the contrary notwithstanding, any payment of principal of or Prepayment Premium, LIBOR Breakage Amount or interest on any Floating Rate Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
Section 22.3    Accounting Terms. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 7.1(b) or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (i) of Section 5.3. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. Solely for purposes of determining compliance with the financial covenants contained herein, the Company shall not measure any item of “Indebtedness” at less than the then outstanding principal amount thereof (as may be permitted by Statement of Financial Accounting Standard 825-10 or any similar accounting standard); provided that the Company may include in the determination or calculation of such then outstanding principal amount the impact of any swap, hedge or other derivative instrument associated with or connected to any such Indebtedness.

Section 22.4    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.5    Construction, etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed to be a part hereof.
Section 22.6    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.7    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.8    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(a)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to such Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(b)    Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(c)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
Section 22.9    Transaction References. The Company agrees that New York Life may (a) refer to its role in establishing the Facility, as well as the identity of the Company, and the maximum aggregate principal amount of the Notes, the date on which the Facility was established, the aggregate principal amount of the Series A Notes and the date of the Closing for the Series A Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

FRANKLIN ELECTRIC CO., INC.

By /s/ John J. Haines
Name: John J. Haines
Title: Vice President, Chief Financial Officer and Secretary

[Signature Page to Note Purchase and Private Shelf Agreement]

This Agreement is hereby
accepted and agreed to as
of the date thereof.

NYL INVESTORS LLC

By: /s/ James M. Belletire
Name: James M. Belletire
Title: Managing Director

NEW YORK LIFE INSURANCE COMPANY

By: /s/ James M. Belletire
Name: James M. Belletire
Title: Managing Director

NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
BY: NYL INVESTORS LLC, ITS INVESTMENT MANAGER

By: /s/ James M. Belletire
Name: James M. Belletire
Title: Managing Director

[Signature Page to Note Purchase and Private Shelf Agreement]

SCHEDULE A
DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acceptance” is defined in Section 2.7.
“Acceptance Day” is defined in Section 2.7.
“Acceptance Window” is defined in Section 2.7.
“Accepted Note” is defined in Section 2.7.
“Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Section 9 or 10 of this Agreement, or related definitions in this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holders of the Indebtedness under any Other Financing Agreement (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenants in Section 9 or 10 of this Agreement, or related definitions in this Agreement.
“Additional Default” means any provision contained in any Other Financing Agreement which permits the holder or holders of Indebtedness described in Section 9.5 to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase the Indebtedness under such agreement prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in this Agreement, or related definitions in this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such Indebtedness under such agreement (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in this Agreement.
“Adjusted LIBOR Rate” for each Floating Rate Interest Period shall mean, with respect to (a) the Series A Notes, a rate per annum equal to 1.35% plus LIBOR for such Floating Rate Interest Period and (b) any Shelf Note that is a Floating Rate Note, a rate per annum equal to the margin specified for such Shelf Note in the relevant Confirmation of Acceptance plus LIBOR for such Floating Rate Interest Period.
“Affiliate” means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company, except a Subsidiary. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.
“Anti-Corruption Laws” is defined in Section 5.17(d).
“Anti-Money Laundering Laws” is defined in Section 5.17(c).
“Anti-Terrorism Order” means Executive Order No. 13,224, 66 Fed. Reg. 49,079 (2001) issued by the President of the U.S. (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism).
“Authorized Officer” means the chief executive officer, the chief financial officer, the Vice President-Finance, the Treasurer and any vice president of the Company designated as an “Authorized Officer” of the Company for the purpose of this Agreement in an Officer’s Certificate executed by the Company’s chief executive officer or chief financial officer and delivered to the holders of the Notes. Any action taken under this Agreement on behalf of the Company by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Company and whom the holders of the Notes in good faith believe to be an Authorized Officer of the Company at the time of such action shall be binding on the Company even though such individual shall have ceased to be an Authorized Officer of the Company.
“Available Facility Amount” means, at any point in time, (a) $150,000,000, minus (b) the aggregate principal amount of Notes (including the Series A Notes) purchased and sold pursuant to this Agreement prior to that time, minus (c) the aggregate principal amount of Accepted Notes that have not been purchased and sold hereunder prior to that time and for which the closing has not been cancelled, plus (d) the aggregate principal amount of Notes purchased, sold, and repaid or prepaid pursuant to this Agreement prior to that time.
“Available Floating Rate Sublimit Amount” means, at any point in time, (a) $75,000,000, minus (b) the aggregate principal amount of Floating Rate Notes (including the Series A Notes) purchased and sold pursuant to this Agreement prior to that time, minus (c) the aggregate principal amount of Accepted Notes that are Floating Rate Notes that have not been purchased and sold hereunder prior to that time and for which the closing has not been cancelled, plus (d) the aggregate principal amount of Floating Rate Notes purchased, sold, and repaid or prepaid pursuant to this Agreement prior to that time.
“Bankruptcy Law” is defined in clause (h) of Section 11.
“Blocked Person” is defined in Section 5.17(a).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, (b) for the purposes of determining LIBOR or any LIBOR Breakage Amount only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City or London, England are required or authorized to be closed, and (c) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.
“Capitalized Lease Obligation” means any rental obligation which, under GAAP, is or will be required to be capitalized on the books of the Company or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expenses) in accordance with such principles.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, of any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Equity Interests representing 35% or more of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were neither (i) nominated by the board of directors of the Company nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Company by any Person or group.
“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.
“Closing” means any closing of the purchase and sale of Notes herender.
“Closing Date” means, with respect to (a) the Series A Notes, the Series A Closing Day and (b) any Accepted Note, the Business Day specified for the closing of the purchase and sale of the Accepted Note in the Request for Purchase of the Accepted Note, provided that if the Company and the Purchaser which is obligated to purchase the Accepted Note agree on an earlier Business Day for the closing, the “Closing Date” for the Accepted Note is the earlier Business Day.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” is defined in the first paragraph of this Agreement.
“Competitor” means any Person (other than any Purchaser) who is substantially engaged in the production and marketing of systems and components for the movement of water and automotive fuels and/or other activities reasonably related thereto; provided that:
(a) the provision of investment advisory services by a Person to a separate account or “bank collective investment fund”, trust, commingled pension trust, employee benefit plan, “governmental plan” or other similar entity which is owned or controlled by a Person which would otherwise be a Competitor shall not cause the Person providing such services to be deemed to be a Competitor; and
(b)    in no event shall an Institutional Investor which maintains passive investments in any Person which is a Competitor be deemed a Competitor it being agreed that the normal administration of the investment and enforcement thereof shall be deemed not to cause such Institutional Investor to be a “Competitor.
“Confirmation of Acceptance” is defined in Section 2.7
“Confidential Information” is defined in Section 20.
“Consolidated EBIT” for any period means the sum of (i) Consolidated Net Income for such period, (ii) Consolidated Interest Expense for such period and (iii) taxes on income of the Company and its Consolidated Subsidiaries for such period to the extent deducted in determining Consolidated Net Income for such period.
“Consolidated EBITDA” for any period means the sum of (i) Consolidated EBIT for such period, (ii) Depreciation for such period, (iii) amortization of intangible assets of the Company and its Consolidated Subsidiaries for such period, and (iv) extraordinary or other non-operating losses for such period, MINUS extraordinary or other non-operating gains for such period, all determined in accordance with GAAP. In determining Consolidated EBITDA for any period, (a) any Consolidated Subsidiary acquired during such period by the Company or any other Consolidated Subsidiary shall be included on a pro forma, historical basis as if it had been a Consolidated Subsidiary during such entire period and (b) any amounts which would be included in a determination of Consolidated EBITDA for such period with respect to assets acquired during such period by the Company or any Consolidated Subsidiary shall be included in the determination of Consolidated EBITDA for such period and the amount thereof shall be calculated on a pro forma, historical basis as if such assets had been acquired by the Company or such Consolidated Subsidiary prior to the first day of such period.
“Consolidated Interest Expense” means, for any period, interest, whether expensed or capitalized, in respect of Indebtedness of the Company or any of its Consolidated Subsidiaries outstanding during such period, determined on a consolidated basis as of such date in accordance with GAAP.
“Consolidated Net Earnings” means with respect to any period:
(i)    consolidated gross revenues of the Company and its Subsidiaries for such period less
(ii)    all operating and non-operating expenses of the Company and its Subsidiaries for such period including all charges of a proper character (including current and deferred taxes on income, provision for taxes on unremitted foreign earnings which are included in gross revenues, and current additions to reserves), but not including in gross revenues:
(a)    any gains (net of expenses and taxes applicable thereto) in excess of losses resulting from the sale, conversion or other disposition of capital assets (i.e., assets other than current assets) other than in the ordinary course of business;
(b)    any gains resulting from the write-up of assets;
(c)    any equity of the Company or any Subsidiary in the unremitted earnings of any corporation which is not a Subsidiary;
(d)    undistributed earnings of any Subsidiary to the extent that such Subsidiary is not at the time permitted to make or pay dividends to the Company, repay intercompany indebtedness to the Company, repatriate earnings to the Company or otherwise transfer property or assets to the Company whether by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary; or
(e)    any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary;
all determined in accordance with GAAP as in effect on the date hereof and applied on a consistent basis.

“Consolidated Net Income” means, for any period, the net income, after taxes, of the Company and its Consolidated Subsidiaries, determined on a consolidated basis for such period in accordance with GAAP, but excluding extraordinary and other non-recurring items.
“Consolidated Net Worth” means the sum of (i) the par value (or value stated on the books of the Company) of the capital stock of all classes of the Company, plus (or minus in the case of a surplus deficit) and (ii) the amount of the consolidated surplus, whether capital or earned, of the Company and its Subsidiaries after subtracting therefrom the aggregate of treasury stock and any other contra-equity accounts including, without limitation, minority interests; all determined in accordance with GAAP.
“Consolidated Subsidiary” at any date, any Subsidiary or other entity the accounts of which, in accordance with GAAP, are consolidated with those of the Company in its consolidated financial statements as of such date.
“Consolidated Total Assets” means, at any time, the total assets of the Company and its Consolidated Subsidiaries, determined on a consolidated basis.
“Consolidated Total Debt” means at any date all Indebtedness of the Company and its Consolidated Subsidiaries at such date, determined on a consolidated basis as of such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates.
“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Company, are treated as a single employer under Section 414 of the Code.
“Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 14, 2011, by and among the Company, Franklin Electric B.V., the lenders party thereto from time to time and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means, (i) in the case of Floating Rate Notes, the Floating Rate Default Rate and (ii) in the case of Fixed Rate Notes, that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate.
“Depreciation” means, for any period, the sum of all depreciation and amortization expenses of the Company and its Consolidated Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any corporation which is a member of the same controlled group of corporations as the Company within the meaning of section 414(b) of the Code, or any trade or business which is under common control with the Company within the meaning of section 414(c) of the Code.
“Event of Default” is defined in Section 11.
“Excluded Debt” shall mean all Indebtedness of the Excluded Subsidiary directly borrowed under any Principal Credit Facility.
“Excluded Subsidiary” shall mean Franklin Electric B.V., a Netherlands private company with limited liability, provided that it does not Guarantee any Indebtedness of the Company or any of its Subsidiaries under any Principal Credit Facility.
“Excluded Subsidiary Group” shall mean the Excluded Subsidiary and each of its direct and indirect Subsidiaries.

“Facility” is defined in Section 2.2.
“Fiscal Quarter” means any fiscal quarter of the Company.
“Fixed Rate Notes” means any Notes that bear a fixed rate of interest.
“Floating Rate Default Rate” as of any date shall mean that rate of interest that is the greater of (a) 2.00% per annum above the then applicable Adjusted LIBOR Rate or (b) 2.00% per annum over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate.
“Floating Rate Interest Payment Dates” means (a) with respect to the Series A Notes, the 27th day of each month, commencing June 27, 2015 until the principal sum in respect of which interest is being paid shall have become due and payable (whether at maturity, upon notice of prepayment or otherwise) and (b) with respect to any Shelf Notes that are Floating Rate Notes, the interest payment dates specified for such Floating Rate Notes in the applicable Confirmation of Acceptance.
“Floating Rate Interest Period” means, with respect to any Floating Rate Notes, each period commencing on the date of the Closing for such Floating Rate Notes and, thereafter, commencing on a Floating Rate Interest Payment Date with respect to such Floating Rate Notes and continuing up to, but not including, the next Floating Rate Interest Payment Date applicable to such Floating Rate Notes.
“Floating Rate Notes” means any Notes that bear a floating rate of interest.
“Floating Rate Required Holders” means, at any time, the holders of at least 51% in principal amount of the Floating Rate Notes at the time outstanding (exclusive of Floating Rate Notes then owned by the Company or any of its affiliates).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or

(ii)    any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guarantee” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any indebtedness, lease, dividend or other obligation of another, including, without limitation, any such obligation directly or indirectly guaranteed, endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted or sold with recourse by such Person, or in respect of which such Person is otherwise directly or indirectly liable, including, without limitation, any such obligation in effect guaranteed by such Person through any agreement (contingent or otherwise) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain the solvency or any balance sheet or other financial condition of the obligor of such obligation, or to make payment for any products, materials or supplies or for any transportation or service, regardless of the non-delivery or non-furnishing thereof, in any such case if the purpose or intent of such agreement is to provide assurance that such obligation will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected against loss in respect thereof. The amount of any Guarantee shall be equal to the outstanding principal amount of the obligation guaranteed or such lesser amount to which the maximum exposure of the guarantor shall have been specifically limited.
“Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“holder” means, with respect to any Note the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
“Hostile Tender Offer” means, with respect to the use of proceeds of any Note, any offer to purchase, or any purchase of, shares of capital stock of any corporation or equity interests in any other entity, or securities convertible into or representing the beneficial ownership of, or rights to acquire, any such shares or equity interests, if such shares, equity interests, securities or rights are of a class which is publicly traded on any securities exchange or in any over-the-counter market, other than purchases of such shares, equity interests, securities or rights representing less than 5% of the equity interests or beneficial ownership of such corporation or other entity for portfolio investment purposes, and such offer or purchase has not been duly approved by the board of directors of such corporation or the equivalent governing body of such other entity.
“Indebtedness” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all Capitalized Lease Obligations, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all non-contingent obligations of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (viii) all Indebtedness of others secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person, (ix) all Indebtedness of others Guaranteed by such Person, and (x) for purposes of Section 11 only, all obligations of such Person with respect to Swap Agreements (valued as the termination value thereof) computed in accordance with a method approved by the International Swaps and Derivatives Association, Inc. and agreed to by such Person in the applicable hedging agreement, if any.
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Investments” is defined in Section 10.3.

“Issuance Fee” is defined in Section 3.2.
“Issuance Period” is defined in Section 2.3.
“LIBOR” means, for any Floating Rate Interest Period:
(i)    the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) for a one, three or six month period (such period being (x) one month with respect to the Series A Notes and (y) one, three or six months as set forth in the applicable Confirmation of Acceptance with respect to a Shelf Note that is a Floating Rate Note) which appears on Reuters Screen LIBOR01 Page (or any successor page) or the appropriate page of such other information service selected by the Company in consultation with the Floating Rate Required Holders from time to time in their reasonable discretion as the London interbank offered rate for deposits in U.S. dollars at approximately 11:00 A.M. (London time) two (2) Business Days before the commencement of such Floating Rate Interest Period (herein, the “LIBOR Determination Date”); or
(ii)    if for any reason such rate is not reported in accordance with the above clause (i) or is unavailable, then “LIBOR” means the arithmetic mean of the per annum rate of interest at which deposits of U.S. dollars in immediately available funds are offered at 11:00 a.m. (London, England time) on the date two Business Days before the LIBOR Determination quoted by two major financial institutions in the London interbank market for such Floating Rate Interest Period for an amount equal to the aggregate outstanding principal amount of the applicable Floating Rate Notes as of the LIBOR Determination Date, as selected by the Company in good faith.
“LIBOR Breakage Amount” means, as of the date of any payment or prepayment of the Floating Rate Notes then being paid or prepaid, any loss, cost or expense actually and reasonably incurred by any holder of a Floating Rate Note as a result of any payment or prepayment of any Floating Rate Note (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise) on a day other than a regularly scheduled Floating Rate Interest Payment Date for such Floating Rate Note or at the scheduled maturity, and any actual loss or reasonable expense arising from the liquidation or reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (but excluding, in all cases, anticipated profits). Each holder shall determine the portion of the LIBOR Breakage Amount with respect to the principal amount of its Floating Rate Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Company setting forth such determination in reasonable detail. Each such determination shall be conclusive absent manifest error.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien (statutory or otherwise) or charge of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction) or any other type of preferential arrangement for the purpose, or having the effect, of protecting a creditor against loss or securing the payment or performance of an obligation.
“Make-Whole Amount” is defined in Section 8.6.
“Market Disruption” is defined in Section 2.8.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty.
“Multiemployer Plan” means any Plan which is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“New York Life” is defined in the first paragraph of this Agreement.
“New York Life Affiliate” means (a) any corporation or other entity controlling, controlled by, or under common control with, New York Life or (b) any managed account or investment fund which is managed by New York Life or a New York Life Affiliate described in clause (a) of this definition. For purposes of this definition, the terms “control,” “controlling” and “controlled” shall mean the ownership, directly or through subsidiaries, of a majority of a corporation’s or other entity’s voting stock or equivalent voting securities or interests.
“Notes” is defined in Section 1.2.
“OFAC” is defined in Section 5.17(a).
“OFAC Listed Person” is defined in Section 5.17(a).
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“PBGC” means the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.
“Permitted Dispositions” means and includes:
(i)    any sale, lease, transfer or other disposition of assets from (a) a Subsidiary (other than a Significant Subsidiary) to the Company or to a Wholly-Owned Subsidiary, (b) the Company to a Wholly-Owned Subsidiary or (c) a Significant Subsidiary to the Company or to any other Significant Subsidiary, provided that notwithstanding the foregoing, in no event shall any sale, lease, transfer or other disposition of assets by the Company or any Subsidiary not in the Excluded Subsidiary Group be made to any member of the Excluded Subsidiary Group under this clause (i);
(ii)    any sale and leaseback of any assets owned by the Company or any of its Subsidiaries; provided that the aggregate amount of assets sold and leased-back under this clause (iii) in the then most recent twelve (12) month period do not constitute more than five percent (5%) of Consolidated Total Assets determined as of the end of the most recently ended fiscal year;
(iii)    any sale, lease, transfer or other disposition of assets in the ordinary course of business, or
(iv)    any sale, lease, transfer or other disposition of assets or stock to Persons outside of the ordinary course of business so long as the aggregate amount of assets and stock sold, leased, transferred or otherwise disposed of outside of the ordinary course of business in the then most recent twelve (12) month period which were not permitted by clauses (i), (ii) or (iii) above together with any assets then proposed to be sold, leased, transferred or otherwise disposed of outside of the ordinary course of business which are not permitted by clauses (i), (ii) or (iii) above (a) do not constitute more than fifteen percent (15%) of Consolidated Total Assets determined as of the end of the most recently ended fiscal year and (b) have not contributed more than fifteen percent (15%) of Consolidated Net Earnings for the most recently ended fiscal year of the Company; provided, however, that any sale permitted by the foregoing of stock and Indebtedness of a Subsidiary at the time owned by or owed to the Company and all other Subsidiaries may only be sold as an entirety for fair market value.
“Person” means and includes an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

“Plan” means any “employee pension benefit plan” (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any ERISA Affiliate.
“Prepayment Premium” means, in connection with any optional prepayment of any Floating Rate Notes pursuant to Section 8.2 or an acceleration of any Floating Rate Notes pursuant to Section 12.1, an amount equal to the applicable percentage of the principal amount of such Floating Rate Notes so prepaid or accelerated, as the case may be, as set forth (x) in the case of a Shelf Note, in the applicable Confirmation of Acceptance for the applicable date and (y) in the case of the Series A Notes, opposite the respective period below:

If Prepaid or Accelerated During the Period	Applicable Percentage
Prior to the first annual anniversary date of the Series A Closing Day	2%
From and after the first annual anniversary date of the Series A Closing Day and prior to the second annual anniversary date of the Series A Closing Day	1%
From and after the second annual anniversary date of the Series A Closing Day	0%
“Principal Credit Facilities” or “Principal Credit Facility” shall mean collectively or individually, (i) the Credit Agreement (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof), (ii) the Bond Purchase and Loan Agreement, dated December 31, 2012, among The Board of Commissioners of the County of Allen, as ‘Issuer’, Franklin Electric Co., Inc., an Indiana corporation, as ‘Borrower’ , and the Bondholders referred to therein (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof, the “Bond Facility”), (iii) the Prudential Note Purchase Agreement (including any renewals, extensions, amendments, supplements, restatements, replacements or refinancings thereof), and (iv) any other private placement issuance of Indebtedness.
“Priority Debt” means the sum, without duplication, of (i) Indebtedness of the Company and its Subsidiaries that is secured by a Lien under Section 10.1(viii) and (ii) Indebtedness of any Subsidiary, but excluding for purposes of this clause (ii), (x) unsecured Indebtedness owed by any

Subsidiary Guarantor and (y) Indebtedness of Subsidiaries owing to the Company or any other Subsidiary. For the avoidance of doubt, Priority Debt shall include, without limitation, (x) all Indebtedness of a Subsidiary (other than a Subsidiary Guarantor) which consists of a Guarantee of Indebtedness of the Company and (y) Excluded Debt owed by the Excluded Subsidiary.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“Prudential Note Purchase Agreement” means that certain Amended and Restated Note Purchase and Private Shelf Agreement, dated as of September 9, 2004, by and among the Company, Prudential Investment Management, Inc. and the purchasers party thereto from time to time, as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time.
“PTE” is defined in Section 6.2(a).
“Purchaser” is defined in the first paragraph of this Agreement.
“QPAM Exemption” is defined in Section 6.2(d).
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person which is at any time prior to the maturity date of any Note either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Request for Purchase” is defined in Section 2.5.
“Required Holders” means, at any time, the holders of at a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Responsible Officer” means the chief executive officer, chief operating officer, chief financial officer, chief accounting officer, treasurer or controller of the Company or any other officer of the Company appointed by the board of directors of the Company and involved principally in its financial administration or its controllership function.

“Restricted Payment” means (i) any dividend or other distribution on any shares of the Company’s capital stock (except dividends payable solely in shares of its capital stock) or (ii) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of the Company’s capital stock (except shares acquired upon the conversion thereof into other shares of its capital stock) or (b) any option, warrant or other right to acquire shares of the Company’s capital stock.
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
“Securities” or “Security” shall have the meaning specified in Section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Series” is defined in Section 1.2.
“Series A Closing Day” is defined in Section 2.1.
“Series A Notes” is defined in Section 1.1.
“Series A Purchasers” means the New York Life Affiliates that purchase the Series A Notes on the Series A Closing Day, and their successors and assigns.
“Shelf Notes” is defined in Section 1.2.
“Significant Holder” means (i) New York Life or any New York Life Affiliate, so long as New York Life or any New York Life Affiliate shall hold any Note or any amount remains available under the Facility or (ii) any other holder of at least 10% of the aggregate principal amount of the Notes from time to time outstanding. To the extent that any notice or document is required to be delivered to the Purchasers or a Significant Holder under this Agreement, such requirement shall be satisfied (a) with respect to New York Life, all New York Life Affiliates and accounts managed by New York Life or New York Life Affiliates by giving notice, or delivery of a copy of any such document, to New York Life (addressed to New York Life and each such New York Life Affiliate) and (b) with respect to any entity or group of affiliates whose Notes are managed by a single entity, by giving notice or making delivery of a copy of any such document to the managing entity (addressed to each holder of the Notes managed by such entity).
“Significant Subsidiary” means each of (i) Franklin Electric International, Inc., a Delaware corporation, (ii) Franklin Fueling Systems, Inc., an Indiana corporation, and (iii) Intelligent Controls, Inc., a Maine corporation.
“Subsidiary” means any corporation of which greater than fifty percent (50%) of the stock of every class of which, except directors’ qualifying shares, shall, at the time of which any determination is being made, be owned by the Company directly or through Subsidiaries.
“Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty.
“Subsidiary Guaranty” is defined in Section 9.8.
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries shall be a Swap Agreement.
“U.S. Economic Sanctions” is defined in Section 5.17(a).
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Wholly-Owned Subsidiary” means any Subsidiary of the Company all of the outstanding capital stock of every class of which is owned by the Company or another Wholly-Owned Subsidiary of the Company.

SCHEDULE B

INFORMATION RELATING TO PURCHASERS

PURCHASER	Principal Amount of Series A Notes to be Purchased
New York Life Insurance Company	$46,467,000.00
New York Life Insurance and Annuity Corporation	$28,533,000.00

Schedule 5.8
Conflicting Agreements and Other Matters

Second Amended and Restated Credit Agreement dated as of December 14, 2011 by and among (i) the Franklin Electric Co., Inc., an Indiana corporation, Franklin Electric B.V., a Netherlands private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid, (ii) the financial institutions party thereto and (iii) JPMorgan Chase Bank, N.A., as Administrative Agent, as amended on October 1, 2013, February 27, 2015 and May 5, 2015, and related guarantees

Bond Purchase and Loan Agreement, dated December 31, 2012, among The Board of Commissioners of the County of Allen, as “Issuer”, Franklin Electric Co., Inc., an Indiana corporation, as “Borrower”, and the Bondholders referred to therein, as amended on May 5, 2015, and related guarantees

Amended and Restated Note Purchase and Private Shelf Agreement dated as of September 9, 2004, between Franklin Electric Co., Inc., an Indiana corporation, and Prudential Investment Management, Inc. and The Prudential Life Insurance Company, as amended on April 9, 2007, February 26, 2008, July 22, 2010, December 14, 2011 and May 5, 2015, and related guarantees

Schedule 10.1
Lien Restrictions

Pluga Pumps and Motors Pvt. Ltd in India (70% owned by Franklin Electric BV) has a credit facility with Axis Bank with a maximum facility of INR 230 million that has liens on receivables, inventory, and all fixed assets, including machinery, furniture, land, and buildings. The current amount outstanding is about INR 140 million or approximately USD 2.2 million.
Various subsidiaries had Capital Leases totaling approximately $0.5 million as of May 9, 2015, primarily for forklifts and vehicles. Subsidiaries include Pioneer Pump, Inc. in the US, Pioneer Pump Ltd in the UK, Pioneer Pump Solutions, Ltd in the UK, Cookson & Zinn, Ltd in the UK, and FFS Australia Pty Ltd in Australia.

EXHIBIT A-1

[FORM OF SERIES A NOTE]

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

FRANKLIN ELECTRIC CO., INC.

FLOATING RATE SENIOR NOTE, SERIES A, DUE MAY 27, 2025

No. RA-[__]	PPN: «No»

ORIGINAL PRINCIPAL AMOUNT: $«------------»
ORIGINAL ISSUE DATE: May 27, 2015
FLOATING RATE MARGIN: 1.35%
INTEREST PAYMENT DATES: the 27th day of each month
FINAL MATURITY DATE: May 27, 2025
PRINCIPAL PREPAYMENT DATES AND AMOUNTS: Entire principal amount payable at final maturity

FOR VALUE RECEIVED, the undersigned, FRANKLIN ELECTRIC CO., INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Indiana, hereby promises to pay to «PURCHASER», or registered assigns, the principal sum of

«WRITTEN_AMOUNT» ($«-----------») DOLLARS (or so much thereof as shall not have been prepaid) on the Final Maturity Date specified above, with interest (computed on the basis of the actual number of days elapsed and a 360-day year) (a) on the unpaid balance thereof at a floating rate equal to Adjusted LIBOR Rate from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any LIBOR Breakage Amount and Prepayment Premium, at a rate per annum from time to time equal to the greater of (i) 2.00% per annum above the then applicable Adjusted LIBOR Rate or (ii) 2.00% per annum over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate (or at the option of the registered holder hereof, on demand).

Payments of principal, interest on and any LIBOR Breakage Amount and Prepayment Premium with respect to this Note are to be made at the main office of JPMorgan Chase Bank in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of May 27, 2015 (as it may be amended, modified or supplemented, the “Agreement”), among the Company, on the one hand, and NYL Investors LLC, the Purchasers and each New York Life Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment on the terms specified in the Agreement.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including the LIBOR

Breakage Amount and any applicable Prepayment Premium) and with the effect provided in the Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings (if any) provided in the Agreement.

This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the internal law of such State.

FRANKLIN ELECTRIC CO., INC.

By:
Name:
Title:

EXHIBIT A-2

[FORM OF FIXED RATE SHELF NOTE]

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

FRANKLIN ELECTRIC CO., INC.

_____% SENIOR NOTE, SERIES ____, DUE _____________

No. «No»	PPN: «No»

ORIGINAL PRINCIPAL AMOUNT: $«------------»
ORIGINAL ISSUE DATE: ___________________
INTEREST RATE: (Rate)%
INTEREST PAYMENT DATES: _____________, of each year, commencing _________________________
FINAL MATURITY DATE: _______________________
PRINCIPAL PREPAYMENT DATES AND AMOUNTS: [Entire principal amount payable at final maturity]

FOR VALUE RECEIVED, the undersigned, FRANKLIN ELECTRIC CO., INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Indiana, hereby promises to pay to «PURCHASER», or registered assigns, the principal sum of «WRITTEN_AMOUNT» ($«-----------») DOLLARS [payable on the Principal Prepayment Dates in the amounts specified above, and] on the Final Maturity Date specified above in an amount equal to the unpaid principal balance hereof, with interest (computed on the basis of a 360-day year-30-day month) (a) on the unpaid balance thereof at the Interest Rate per annum specified above, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole, at a rate per annum from time to time equal to the greater of (i) 2% over the Interest Rate specified above or (ii) 2% over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate (or, at the option of the registered holder hereof, on demand).

Payments of principal, Make-Whole Amount, if any, and interest are to be made at the main office of JPMorgan Chase Bank in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of May 27, 2015 (as it may be amended, modified or supplemented, the “Agreement”), among the Company, on the one hand, and NYL Investors LLC, the Purchasers and each New York Life Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment on the terms specified in the Agreement.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings (if any) provided in the Agreement.

This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the internal law of such State.

FRANKLIN ELECTRIC CO., INC.

By:
Name:
Title:

EXHIBIT A-3

[FORM OF FLOATING RATE NOTE]

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

FRANKLIN ELECTRIC CO., INC.

FLOATING RATE SENIOR NOTE, SERIES ____, DUE _____________

No. «No»	PPN: «No»

ORIGINAL PRINCIPAL AMOUNT: $«------------»
ORIGINAL ISSUE DATE: ___________________
FLOATING RATE MARGIN: (Margin)%
INTEREST PAYMENT DATES: ___________________
FINAL MATURITY DATE: ___________________
PRINCIPAL PREPAYMENT DATES AND AMOUNTS: [Entire principal amount payable at final maturity]

FOR VALUE RECEIVED, the undersigned, FRANKLIN ELECTRIC CO., INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Indiana, hereby promises to pay to «PURCHASER», or registered assigns, the principal sum of «WRITTEN_AMOUNT» ($«-----------») DOLLARS [payable on the Principal Prepayment Dates in the amounts specified above and] on the Final Maturity Date specified above in an amount equal to the unpaid principal balance hereof, with interest (computed on the basis of the actual number of days elapsed and a 360-day year) (a) on the unpaid balance thereof at a floating rate equal to Adjusted LIBOR Rate from the date hereof, payable on each Interest Payment Date specified above and on the Final Maturity Date specified above, commencing with the Interest Payment Date next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any LIBOR Breakage Amount and Prepayment Premium, at a rate per annum from time to time equal to the greater of (i) 2.00% per annum above the then applicable Adjusted LIBOR Rate or (ii) 2.00% per annum over the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its “base” or “prime” rate (or at the option of the registered holder hereof, on demand).

Payments of principal, interest on and any LIBOR Breakage Amount and Prepayment Premium with respect to this Note are to be made at the main office of JPMorgan Chase Bank in New York City or at such other place as the holder hereof shall designate to the Company in writing, in lawful money of the United States of America.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase and Private Shelf Agreement, dated as of May 27, 2015 (as it may be amended, modified or supplemented, the “Agreement”), among the Company, on the one hand, and NYL Investors LLC, the Purchasers and each New York Life Affiliate which becomes party thereto, on the other hand, and is entitled to the benefits thereof.

This Note is a registered Note and, as provided in the Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for the then outstanding principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company shall not be affected by any notice to the contrary.

This Note is subject to optional prepayment on the terms specified in the Agreement.

In case an Event of Default shall occur and be continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including the LIBOR Breakage Amount and any applicable Prepayment Premium) and with the effect provided in the Agreement.

Capitalized terms used and not otherwise defined herein shall have the meanings (if any) provided in the Agreement.

This Note is intended to be performed in the State of New York and shall be construed and enforced in accordance with the internal law of such State.

FRANKLIN ELECTRIC CO., INC.

By:
Name:
Title:

EXHIBIT B

[FORM OF REQUEST FOR PURCHASE]

FRANKLIN ELECTRIC CO., INC.

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of May 27, 2015 among Franklin Electric Co., Inc., an Indiana corporation (the “Company”), on the one hand, and NYL Investors LLC (“New York Life”), the Purchasers and each New York Life Affiliate which becomes party thereto, on the other hand. Capitalized terms used and not otherwise defined herein shall have the respective meanings specified in the Agreement.

Pursuant to Section 2.5 of the Agreement, the Company hereby makes the following Request for Purchase:

1.    Aggregate principal amount of
the Notes covered hereby
(the “Notes”)                    $

2.    [Fixed/Floating] Interest Rate
[For Floating Rate Notes Only: 1/3/6 month LIBOR and interest periods]

3.    Individual specifications of the Notes:

Principal Amount	Principal Amount (1)	Final Maturity Date (2)	Principal Prepayment Dates and Amounts (3)	Interest Payment Period (4)

4.    Use or uses of proceeds of the Notes:

(1) Minimum principal amount of $5,000,000.
(2) Final maturity not to exceed 12 years (for Fixed Rate Notes) or 10 years (for Floating Rate Notes).
(3) Average life not to exceed 12 years (for Fixed Rate Notes) or 10 years (for Floating Rate Notes).
(4) Specify monthly, quarterly or semi-annually.

5.    Proposed day for the closing of the purchase and sale of the Notes:

6.    The Company certifies (a) that the representations and warranties contained in Section 5 of the Agreement are true on and as of the date of this Request for Purchase except to the extent of changes caused by the transactions contemplated in the Agreement and except as the schedules to the Agreement have been modified by written supplements delivered by the Company to the Purchasers, and (b) that there exists on the date of this Request for Purchase no Default or Event of Default and, after giving effect to the issuance of Notes on the proposed Closing Date, no Default or Event of Default shall have occurred and be continuing.

Dated:
FRANKLIN ELECTRIC CO., INC.

By:
Name:
Title:

EXHIBIT C

[FORM OF CONFIRMATION OF ACCEPTANCE]

FRANKLIN ELECTRIC CO., INC.

Reference is made to the Note Purchase and Private Shelf Agreement (the “Agreement”), dated as of May 27, 2015 among Franklin Electric Co., Inc., an Indiana corporation (the “Company”), on the one hand, and NYL Investors LLC (“New York Life”), the Purchasers and each New York Life Affiliate which becomes party thereto, on the other hand. All terms used herein that are defined in the Agreement have the respective meanings specified in the Agreement.

The New York Life Affiliate which is named below as a Purchaser of Notes hereby makes the representations as to such Notes set forth in Section 6 of the Agreement, and agrees to be bound by the Agreement.

Pursuant to Section 2.7 of the Agreement, an Acceptance with respect to the following Accepted Notes is hereby confirmed:

1.    Accepted Notes: Aggregate principal
amount $___________

(A)    (a)    Name of Purchaser:
(b)    Principal amount:
(c)    Final maturity date:
(d)    Principal prepayment dates and amounts:
(e)    [Interest rate:___]/ [Floating Rate Margin: ____]
(f)    Interest payment [and LIBOR] period:
(g)    Payment and notice instructions: As set forth on attached Purchaser
Schedule
(h)    [For Floating Rate Notes][Call Option (including Prepayment Premium)]

Exhibit C

(B)    (a)    Name of Purchaser:
(b)    Principal amount:
(c)    Final maturity date:
(d)    Principal prepayment dates and amounts:
(e)    [Interest rate:___]/ [Floating Rate Margin: ____]
(f)    Interest payment [and LIBOR] period:
(g)    Payment and notice instructions: As set forth on attached Purchaser
Schedule
(h)    [For Floating Rate Notes][Call Option (including Prepayment Premium)]

[(C), (D)    Same information as above.]

2.    Closing Date:

Dated:
FRANKLIN ELECTRIC CO., INC.

By:
Name:
Title:

NEW YORK LIFE INSURANCE COMPANY

By:                 Name:
Title:

By:
Name:
Title:

[NEW YORK LIFE AFFILIATE]

Exhibit C

By:                Name:
Title:

Exhibit C

EXHIBIT D
FORM OF OPINION OF SPECIAL COUNSEL
TO THE COMPANY
Matters To Be Covered in
Opinion of Special Counsel to the Company
1.    Each of the Company and its Subsidiaries being duly incorporated, validly existing and in good standing and having requisite corporate power and authority to issue and sell the Notes and to execute and deliver the documents.
2.    Each of the Company and its Subsidiaries being duly qualified and in good standing as a foreign corporation in appropriate jurisdictions.
3.    Due authorization and execution of the documents and such documents being legal, valid, binding and enforceable.
4.    No conflicts with charter documents, laws or other agreements.
5.    All consents required to issue and sell the Notes and to execute and deliver the documents having been obtained.
6.    The Notes and Subsidiary Guaranty not requiring registration under the Securities Act of 1933, as amended; no need to qualify an indenture under the Trust Indenture Act of 1939, as amended.
7.    No violation of Regulations T, U or X of the Federal Reserve Board.
8.    Company and its Subsidiaries are not an “investment company”, or a company “controlled” by an “investment company”, under the Investment Company Act of 1940, as amended.

Exhibit D